EX 10.47

BUSINESS LOAN AGREEMENT

             This Agreement dated as of March 30, 2001, is between Bank of America, N.A. (the “Bank”) and Global Vacation Group, Inc., a New York corporation (the “Borrower”).

1. FACILITY NO. ONE: LINE OF CREDIT AMOUNT AND TERMS

      1.1 Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Commitment”) is Five Million Dollars ($5,000,000).

(b) This is a revolving line of credit providing for the issuance of standby letters of credit.

(c) The Borrower agrees not to permit the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

      1.2 Availability Period. The line of credit is available between the date of this Agreement and May 1, 2004 (the “Expiration Date”) unless an Event of Default (as defined in Section 9) exists.

      1.3 Letters of Credit.

(a) This line of credit shall be used for financing standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary to the beneficiary in the manner provided therein.

(b) The Borrower agrees:

(i) to pay the Bank an amount equal to any amount drawn under any letter of credit either (x) immediately after such drawing is honored and in any event before 4:00 p.m. (Los Angeles time) on the same Banking Day (as defined in Section 3.5) as such drawing is honored, or (y) within thirty (30) days of the date such drawing is honored (an “Advance”), provided that the unpaid principal amount of such Advance shall bear interest at a fluctuating interest rate equal to 1% per annum above the Bank’s Prime Rate in effect from time to time for the initial five (5) days that such Advance is outstanding, and thereafter, until paid in full, shall bear interest at a fluctuating interest rate equal to 3% per annum above the Bank’s Prime Rate in effect from time to time. The Bank’s Prime Rate is the per annum rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

(ii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank.

(iii) to sign the Bank’s form Application and Agreement for Standby Letter of Credit or any other method agreed to by Bank.

(iv) to pay any standard issuance and/or other standard fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(v) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vi) to pay the Bank a non-refundable fee equal to 0.75% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in arrears, calculated on the basis of the average undrawn amount outstanding during the prior quarterly period. If there is an Event of Default which has occurred and is continuing under this Agreement, at the Bank’s option upon written notice to the Borrower, the amount of the fee shall be increased to 2.75% per annum, effective on the date of occurrence of such Event of Default

2. FEES AND EXPENSES

      2.1 Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.25% per year. The calculation of credit outstanding shall include the undrawn amount of letters of credit. The fee will be payable quarterly in arrears, commencing July 1, 2001 for the quarter ending June 30, 2001.

      2.2 Reimbursement Costs. The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, but shall not include any allocated costs of the Bank’s in-house counsel.

3. DISBURSEMENTS, PAYMENTS AND COSTS

      3.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

      3.2 Payments.

               (a) All payments shall be made in immediately available funds;

               (b) All payments shall be evidenced by records kept by the Bank

      3.3 Telephone and Telefax Authorization.

(a) The Bank may honor telephone requests for repayment, and telefax requests for the issuance of letters of credit and repayment of any amounts drawn under letters of credit, given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Repayments will be withdrawn from the Borrower’s account number 14878-03783 or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c) The Bank will provide written confirmation to the Borrower of transactions made based on telephone or telefax instructions. The Borrower agrees to notify the Bank promptly of any discrepancy between the confirmation and the telephone or telefax instructions.

(d) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement’s termination.

      3.4 Direct Debit.

(a) The Borrower agrees that fees and other amounts due hereunder will be deducted automatically on the due date from the Borrower’s deposit account number 14878-03783, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(b) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

      3.5 Banking Days. Unless otherwise provided in this Agreement, a Banking Day is a day, other than a Saturday or a Sunday, on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the credit on the next Banking Day.

      3.6 Taxes.

(a) If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

(b) Payments made by the Borrower to the Bank will be made without deduction of United States withholding or similar taxes, except to the extent required by applicable law. If the Borrower is required to pay U.S. withholding taxes, the Borrower will pay such taxes in addition to the amounts due to the Bank under this Agreement. If the Borrower fails to make such tax payments when due, the Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

      3.7 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank’s costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the

Commitment in a manner determined by the Bank, using any reasonable method. The costs include the following:

             (a) any reserve or deposit requirements; and

             (b) any capital requirements relating to the Bank’s assets and commitments for credit.

      3.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

      3.9 Interest Compounding. At the Bank’s sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank’s Prime Rate plus two (2) percentage points. This may result in compounding of interest.

4. CONDITIONS

      The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

      4.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

      4.2 Governing Documents. A copy of the articles of incorporation or organization for the Borrower.

      4.3 Good Standing. Certificates of good standing for the Borrower from its state of formation and from the State of California where the Borrower is qualified to conduct its business.

      4.4 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

      4.5 Security Agreement. Signed original security agreement which the Bank requires, together with any collateral in which the Bank requires a possessing security interest.

      4.6 Legal Opinion. A written opinion from the Borrower’s legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

5. REPRESENTATIONS AND WARRANTIES

      When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

      5.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state of New York. Each subsidiary of the Borrower including without limitation, the subsidiaries set forth on Exhibit A hereto (individually a “Subsidiary” and collectively, the “Subsidiaries”), is a corporation duly formed and existing under the laws of the state where organized. Nothing herein shall prohibit any Subsidiary from merging, liquidating or dissolving as permitted under Section 7.10(b) hereof.

      5.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

      5.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder from the Borrower, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting enforcement of creditors§ rights generally or by general equitable principles.

      5.4 Good Standing. In each state in which the Borrower and each Subsidiary does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where the failure to do so would not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

      5.5 No Conflicts. This Agreement does not conflict with any law (including, without limitation, Sections 17550 et. seq. of the California Business and Professions Code), agreement, or obligation by which the Borrower, or any Subsidiary is bound, including, without limitation that certain Note Purchase Agreement dated as of June 20, 2000 between the Borrower and GV Investment LLC and that certain Second Amended and Restated Credit Agreement dated as of October 28, 1999, as amended, among the Borrower, the banks party thereto and The Bank of New York, as administrative agent.

      5.6 Collateral. All collateral required in this Agreement is owned by the Borrower free of any title defects or any liens or interest of others. The time certificate of deposit pledged by the Borrower to secure its obligations to the Bank hereunder was purchased with earnings from travel completed in a prior year.

      5.7 Financial Information. All financial and other information that has been or will be supplied to the Bank, including the Borrower’s consolidated financial statement dated as of December 31, 2000, is:

(a) prepared in accordance with accounting principles generally accepted in the United States, consistently applied, recognizes income only after it is fully earned, and fairly presents the financial condition, including all material contingent liabilities, of the Borrower and its Subsidiaries.

(b) in compliance in all material respects with all government regulations that apply.

Since December 31, 2000, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

      5.8 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any Subsidiary which, if lost, would materially impair the Borrower’s and its Subsidiaries financial condition taken as a whole or ability to repay the loan, except as have been disclosed in writing to the Bank.

      5.9 Permits, Franchises. The Borrower and each Subsidiary possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except where the failure to own or possess any of the foregoing would not have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

      5.10 Other Obligations. Neither the Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

      5.11 Income Tax Matters. The Borrower has no knowledge of any materially adverse pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

      5.12 No Tax Avoidance Plan. The Borrower’s obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

      5.13 No Event of Default. There is no Event of Default which has occurred and is continuing.

      5.14 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

      5.15 ERISA Plans.

(a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, except to the extent that any non-compliance would not result in a material liability of Borrower. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification in any case where the failure to be qualified would result in a material liability of Borrower. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, except to the extent that any failure to fulfill such obligation would not result in a material liability of Borrower, and has not incurred any material liability with respect to any Plan under Title IV of ERISA.

(b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c) With respect to any Plan subject to Title IV of ERISA:

(i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice, which would result in a material liability of Borrower.

(ii) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, which termination or withdrawal would result in a material liability of Borrower.

(iii) No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and to Borrower’s knowledge, no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d) The following terms have the meanings indicated for purposes of this Agreement:

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii) “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv) “PBGC” means the Pension Benefit Guaranty Corporation.

(v) “Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

      5.16 Location of Borrower. The Borrower’s place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower’s signature on this Agreement.

      5.17 Environmental Matters. Neither the Borrower nor any Subsidiary (a) is in violation of any health, safety, or environmental law or regulation regarding hazardous substances and (b) is the subject of any claim, proceeding, notice, or other communication regarding hazardous substances, which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries taken as a whole. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

6. COLLATERAL

      6.1 Personal Property. The Borrower’s obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future listed below. The collateral is further defined in the security agreement executed by the Borrower.

(a) a Bank of America time certificate of deposit in an amount not less than $5,150,000.00 (or such other investment as the Borrower and the Bank shall agree).

7. COVENANTS

      The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

      7.1 Use of Proceeds. To use the proceeds of the Commitment only for the issuance of standby letters of credit.

      7.2 Financial Information. To provide the following financial information and statements in form and content reasonably acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time:

(a) Copies of the Borrower’s Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 15 days after the date of filing with the Securities and Exchange Commission.

(b) Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower’s independent auditor.

      7.3 Notices to Bank. To promptly notify the Bank in writing of Borrower’s knowledge of:

(a) any substantial dispute between the Borrower or any Subsidiary and any government authority.

(b) any failure to comply with this Agreement.

(c) any material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries taken as a whole, or in the Borrower’s ability to repay the credit.

(d) any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(e) any actual contingent liabilities of the Borrower, and any such contingent liabilities which are reasonably foreseeable.

      7.4 Books and Records. To maintain, and cause each of its Subsidiaries to maintain, adequate books and records.

      7.5 Compliance with Laws. To comply, and cause each Subsidiary to comply, with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower’s business and the business of each Subsidiary, except where failure to comply will not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

      7.6 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower and each Subsidiary now has, except where the failure to maintain the foregoing will not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

      7.7 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower’s properties and the properties of its Subsidiaries in good working condition, except where the failure to do so will not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

      7.8 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

      7.9 Insurance.

(a) General Business Insurance. To maintain insurance of the kind customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses covering property damage (including loss of use and occupancy) to any of the Borrower’s and its Subsidiaries properties, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s and its Subsidiaries businesses.

(b) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

      7.10 Additional Negative Covenants. The Borrower shall not and shall not permit any Subsidiary to, without the Bank’s written consent, which consent shall not be unreasonably withheld:

(a) engage in any business activities substantially different from the present business of the Borrower and its Subsidiaries.

(b) merge, liquidate or dissolve the business of the Borrower or any Subsidiary, except with or into Borrower or its wholly-owned Subsidiaries.

(c) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(d) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the business or the assets of the Borrower.

(e) enter into any sale and leaseback agreement covering any of its fixed assets; and

(f) voluntarily suspend all or a substantial part of its business operations.

      7.11 ERISA Plans. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

8. HAZARDOUS WASTE INDEMNIFICATION

      The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. Notwithstanding anything to the contrary herein, the Borrower shall not have any obligation hereunder to indemnify the Bank for any loss or liability resulting from the gross negligence or willful misconduct of the Bank. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law

(whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower’s obligations to the Bank.

9. DEFAULT

      If any of the following events (“Event of Default”) occurs and is continuing, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

      9.1 Failure to Pay. The Borrower fails to make any payment of principal and interest when due, or fails to pay any fee or other sum under this Agreement within five (5) Banking Days of the date when due.

      9.2 False Information. The Borrower has given the Bank information or representations that are false or misleading in any material respect.

      9.3 Bankruptcy. The Borrower or any Subsidiary files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any Subsidiary or the Borrower or any Subsidiary makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower or any Subsidiary is dismissed within a period of 30 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

      9.4 Receivers. A receiver or similar official is appointed for the Borrower’s or any Subsidiary’s business, or the business is terminated.

      9.5 Lien Priority. The Bank fails to have an enforceable first lien on or security interest in any property given as security for this Agreement.

      9.6 Government Action. Any government authority takes action that materially adversely affects the financial condition of the Borrower and its Subsidiaries, taken as a whole, or their ability to repay the credit.

      9.7 Material Adverse Change. A material adverse change occurs in the business condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, or their ability to repay the credit.

      9.8 Cross-default. Any default occurs and is continuing under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed in an amount in excess of One Million Dollars ($1,000,000.00).

      9.9 Other Bank Agreements. The Borrower fails to meet the conditions of, or fails to perform any material obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank, which is not cured within any applicable cure period.

      9.10 ERISA Plans. Any one or more of the following events occurs, and continues unremedied for more than thirty (30) days, with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower and its Subsidiaries taken as a whole:

(a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

      9.11 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under any term of this Agreement not specifically referred to in this Article, which remains uncured fifteen (15) days after the Bank shall have notified the Borrower thereof.

10. ENFORCING THIS AGREEMENT; MISCELLANEOUS

      10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under accounting principles generally accepted in the United States, consistently applied.

      10.2 California Law. This Agreement is governed by California law.

      10.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or, with the prior written consent of the Borrower, assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

      10.4 Arbitration and Waiver of Jury Trial

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”).

(b) At the request of the Borrower or the Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, United States Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof (“J.A.M.S.”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d) The arbitration shall be administered by J.A.M.S. and conducted in any state where the Bank office originating the Indebtedness of the Borrower hereunder is located. All Claims shall be determined by one arbitrator; however, if the Claim is in excess of Five Million U.S. Dollars ($5,000,000), upon the request of any party, the Claim shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement, and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

    (f) This paragraph does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff, (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral, (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of J.A.M.S. in the same manner as arbitrators are selected in J.A.M.S. administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

(i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such claim. This provision is a material inducement for the parties entering into this Agreement.

      10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

      10.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the costs of the Bank’s in-house counsel.

      10.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

      10.8 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the costs of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

      10.9 Confidentiality. The Bank shall hold all nonpublic information obtained pursuant to the requirements of this Agreement from the Borrower in accordance with such Bank’s customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices, and shall use such nonpublic information only in connection with the negotiation, execution, administration, enforcement, assignment and participation of the transactions contemplated hereunder and the matters contemplated hereby and by the other loan documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any of its Subsidiaries, provided that the Bank in any event may make disclosure (a) if such information was or becomes generally available to the public other than by disclosure by the Bank, (b) was or becomes available on from a non-confidential basis from a source other than the Borrower, (c) to any of its legal or financial advisors or as reasonably required by a bona fide offeree, transferee or participant in connection with any contemplated transfer or participation or any recipient reasonably acceptable to the Borrower or as required or requested by an governmental or regulatory agency or representative thereof or pursuant to legal process or other requirement of law or order or as reasonably required in any litigation to which the Bank is a party, (d) to the extent reasonably required in connection with the enforcement of this Agreement or any other loan document and (e) to their affiliates, so long as any such legal or financial advisor, offeree, transferee or participant or other approved recipient shall be made aware of the provisions of this Section 10.9 and shall undertake to comply (and undertake to each of any of its offerees, transferees or participants or other approved recipient to comply) with this Section 10.9.

      10.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

      10.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

      10.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A	Global Vacation Group, Inc.

By: /s/ Laksmi Wolterding	By: /s/ Ronald M. Letterman
Name: Lakshmi Wolterding	Name: Ronald M. Letterman

Title: Vice President	Title: President and CEO

Address where notices to	Address where notices to

the Bank are to be sent:	the Borrower are to be sent:

125 South Market Street	One North First Street

San Jose, CA 95113	San Jose, CA 95113